Exhibit 10.3

CONFORMED COPY

UCO COMPRESSION 2005 LLC
Issuer

and

WELLS FARGO BANK, NATIONAL ASSOCIATION
Indenture Trustee

SERIES 2005-2 SUPPLEMENT

Dated as of October 28, 2005

to

INDENTURE

Dated as of October 28, 2005

SERIES 2005-2 Notes

TABLE OF CONTENTS

		Page

ARTICLE I

Definitions; Calculation Guidelines

Section 101.	Definitions	1

ARTICLE II

Creation of the Series 2005-2 Notes
Section 201.	Designation	9
Section 202.	Authentication and Delivery.	10
Section 203.	Interest Payments on the Series 2005-2 Notes.	10
Section 204.	Principal Payments on the Series 2005-2 Notes	11
Section 205.	Amounts and Terms of Series 2005-2 Noteholder Commitments.	12
Section 206.	Taxes.	14
Section 207.	Increased Costs; Capital Adequacy; Illegality.	15

ARTICLE III

Series 2005-2 Series Account and Allocation and Application of Amounts Therein

Section 301.	Series 2005-2 Series Account	17
Section 302.	Distributions from Series 2005-2 Series Account.	17
Section 303.	Funds Received from the Reserve Account and the Letter(s) of Credit	20

ARTICLE IV

Additional Covenants

Section 401.	Use of Proceeds	20
ARTICLE V

Conditions of Effectiveness and Future Lending

Section 501.	Effectiveness of Supplement	20
Section 502.	Advances on Series 2005-2 Notes	22

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ARTICLE VI

The Policy

Section 601.	The Policy	23

ARTICLE VII

Miscellaneous Provisions

Section 701.	Ratification of Indenture	26
Section 702.	Counterparts	26
Section 703.	Governing Law	26
Section 704.	Amendments and Modifications	26
Section 705.	Consent to Jurisdiction	26
Section 706.	Waiver of Jury Trial	27
Section 707.	No Petition	27
Section 708.	Third Party Beneficiary	27

EXHIBITS

A             Form of Series 2005-2 Note

B             Schedule of Percentage Minimum Targeted Principal Balances by Payment Date

C             Schedule of Percentage Scheduled Targeted Principal Balances by Payment Date

ii

SERIES 2005-2 SUPPLEMENT, dated as of October 28, 2005 (as amended, modified or supplemented from time to time in accordance with its terms, this “Supplement”), between UCO Compression 2005 LLC, a limited liability company organized under the laws of the State of Delaware (the “Issuer”), and Wells Fargo Bank, National Association, a national banking association, as Indenture Trustee (the “Indenture Trustee”).

W I T N E S S E T H :

Pursuant to the Indenture, dated as of October 28, 2005 (as amended, modified or supplemented from time to time in accordance with its terms, the “Indenture”), between the Issuer and the Indenture Trustee, the Issuer may from time to time direct the Indenture Trustee to authenticate one or more new Series of Notes. The Principal Terms of any new Series are to be set forth in a Supplement to the Indenture.

Pursuant to this Supplement, the Issuer and the Indenture Trustee shall create a new Series of Notes and specify the Principal Terms thereof.

NOW THEREFORE,  in consideration of the mutual agreements herein contained, each of the Issuer and the Indenture Trustee agrees as follows for the benefit of the other parties, the Series 2005-2 Noteholders and the Series Enhancer:

ARTICLE I

Definitions; Calculation Guidelines

Section 101.           Definitions.  (a)  Whenever used in this Supplement, the following words and phrases shall have the following meanings, and the definitions of such terms are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms:

Adjusted Eurodollar Rate:  As of any date of determination, an interest rate per annum equal to the quotient, expressed as a percentage and rounded upwards (if necessary) to the nearest 1/100 of 1%, obtained by dividing (i) the LIBOR Rate on such day by (ii) the decimal equivalent of 100% minus the Eurodollar Reserve Percentage on such day.

Affected Party:  Each Series 2005-2 Noteholder, each Liquidity Bank, each Deal Agent, each Liquidity Agent, each Interest Rate Hedge Provider and the Series Enhancer.

Aggregate Existing Commitment:  As of any date of determination, an amount equal to the sum of the then Existing Commitments of all Series 2005-2 Noteholders.

Aggregate Series 2005-2 Note Principal Balance:  As of any date of determination, an amount equal to the sum of the then Series 2005-2 Note Principal Balances of all Series 2005-2 Notes then Outstanding.

Alternative Rate:  With respect to any unpaid Series 2005-2 Advance on any day during an Interest Accrual Period, an interest rate per annum equal to the Adjusted Eurodollar Rate; provided, however, that the Alternative Rate shall be the Base Rate if on or before the first day of the related Interest Accrual Period, the Deal Agent shall have been notified that a Eurodollar Disruption Event has occurred and is continuing.

Applicable Debt Margin:  With respect to each unpaid Series 2005-2 Advance during an Interest Accrual Period, one of the following amounts:

(i)                                     except as specified in clause (ii) below, one half of one percent (.50%); or

(ii)                                  if the Alternative Rate during the applicable Interest Accrual Period is the Base Rate, then, for any period of time for which such Alternative Rate is the Base Rate, zero.

Base Rate:  With respect to any unpaid Series 2005-2 Advance on any day during an Interest Accrual Period, a fluctuating rate of interest per annum equal to the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1.50% per annum.

Breakage Costs:  Any reasonable amount or amounts as shall compensate a Series 2005-2 Noteholder for any loss, cost or expense incurred (as reasonably determined by the Deal Agent related thereto in its sole discretion on behalf of such Series 2005-2 Noteholder) by such Series 2005-2 Noteholder in connection with funding obtained by it with respect to a Series 2005-2 Advance as a result of (i) the failure of the Issuer to accept funding of a Series 2005-2 Advance in accordance with a Funding Notice submitted by the Issuer or (ii) the failure of the Issuer to make a prepayment (when permitted pursuant to the Indenture) of the principal or interest for which the Issuer has delivered a notice of prepayment in accordance with the terms of any of the Indenture, this Supplement or the Series 2005-2 Note Purchase Agreement or (iii) the Issuer making a payment other than on a Payment Date. Nothing contained herein shall obligate the Issuer to pay Breakage Costs with respect to any prepayment actually made by the Issuer on a Payment Date.

Commercial Paper:  Any Commercial Paper Note issued by a Series 2005-2 Noteholder  for the purpose of financing or maintaining its investment in the Series 2005-2 Notes, including all such Commercial Paper Notes issued to re-finance matured Commercial Paper Notes issued by such Series 2005-2 Noteholder that were originally issued to finance or maintain such Series 2005-2 Noteholder’s investment in the Series 2005-2 Notes.

Commercial Paper Note:  A short-term promissory note issued by a Person that has a maturity date of between 1 and 270 days after the issuance date thereof.

Commitment Fee:  This term shall have the meaning set forth in Section 205(d) of this Supplement.

Commitment Termination Date: With respect to the Series 2005-2 Notes, the earliest to occur of the following events or conditions:

(1)                                  The Scheduled Termination Date then in effect;

(2)                                  an Asset Base Deficiency exists on any Payment Date (determined after giving effect to all advances made and principal payments and prepayments actually paid on such Payment Date);

(3)                                  the Issuer shall fail to pay in full when due any Commitment Fee, and such failure continues unremedied for two (2) consecutive Business Days;

(4)                                  the first date on which either a Manager Default or an Event of Default shall have occurred and be continuing; and

(5)                                  the first date on which either an Undercollateralization Event or Net Revenue Event occurs; provided, however, that the Issuer shall have the right to cure on or prior to the next succeeding Payment Date any Undercollateralization Event or any Net Revenue Event on not more than one (1) occasion during each period of three hundred sixty-four (364) consecutive days commencing on the Closing Date.

If any of the foregoing events or conditions occur or exist, the Commitment Termination Date shall occur immediately unless the Control Party and each Series 2005-2 Noteholder shall have waived in writing such event or condition.

Control Party:  With respect to the Series 2005-2 Notes, either (i) so long as no Series Enhancer Default has occurred and is continuing, the Series Enhancer; or (ii) if a Series Enhancer Default has occurred and is continuing, either (x) if any principal, interest or other amounts are owing to any Series 2005-2 Noteholder, the Majority of Holders of the Series 2005-2 Notes or (y) in any other case, the Series Enhancer.

Default Fee:  For any Payment Date with respect to the Series 2005-2 Note, the amount of incremental fees payable on the Series 2005-2 Notes in accordance with the provisions of Section 203(b) hereof over the amount of interest payable pursuant to Section 203(a) hereof.

Deficiency Amount.  With respect to the Series 2005-2 Notes on any Payment Date or the Draw Date, either or both, as the case may be, of an Interest Payment Deficiency Amount or a Series 2005-2 Note Principal Deficiency Amount (as each such term is defined in the Policy).

Draw Date.  This term shall have the meaning set forth in the Policy.

Enhancement Agreement:  With respect to Series 2005-2, the Enhancement Agreements as described in Section 201(f) hereof.

Eurodollar Disruption Event:  The existence of any of the following events or conditions: (a) a determination by a Series 2005-2 Noteholder, the related Liquidity Bank (or any of its assignees or participants) or the related Deal Agent that it would be contrary to law (on any of its as or participants) or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain Dollars in the London interbank market to make, fund or maintain any Series 2005-2 Advance for such Interest Accrual Period, (b) a determination by a Series 2005-2 Noteholder, the related Liquidity Bank (or any of its assignees or participants) or the related Deal Agent that the rate at which deposits of Dollars are being offered to such lender in the London interbank market does not accurately reflect the cost to such Series 2005-2 Noteholder or Liquidity Bank (or any of its assignees or participants) of making, funding or maintaining any Series 2005-2 Advance for such Interest Accrual Period, (c) the inability of a Series 2005-2 Noteholder or the related Liquidity Bank (or any of its assignees or participants) to obtain Dollars in the London interbank market to make, fund or maintain any Series Advance for such Interest Accrual Period or (d) any Liquidity Bank shall have notified the related Deal Agent of the inability, for any reason, of such Liquidity Bank or any of its assignees or participants to determine the Adjusted Eurodollar Rate.

Eurodollar Reserve Percentage:  With respect to any unpaid Series 2005-2 Advance for any day in any Interest Accrual Period (or, if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such period during which any such percentage shall be so applicable), the reserve percentage applicable on such day under regulations issued from time to time by the Federal Reserve Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Wachovia Bank, National Association, with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (as defined in Regulation D of the Federal Reserve Board, as in effect from time to time) and having a term equal to such Interest Accrual Period.

Existing Commitment:  The Initial Commitment, as such amount may be reduced from time to time in accordance with the terms of the Series 2005-2 Note Purchase Agreement.

Expected Final Payment Date:  With respect to the Series 2005-2 Notes, the Payment Date occurring in the one hundred twentieth (120th) month following the Commitment Termination Date.

Federal Funds Rate:  With respect to the Series 2005-2 Notes, as of any date of determination, a fluctuating interest rate per annum equal to the weighted average of the federal funds rates and confirmed in Federal Reserve Board Statistical Release H. 15 (519) or any successor or substitute publication selected by the Deal Agent (or, if such day is not a Business Day, for the next preceding Business Day), or, if, for any reason, such rate is not available on any day, the rate determined, in the sole opinion of the Deal Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (New York City time).

Funding Notice:  This term has the meaning set forth in the Series 2005-2 Note Purchase Agreement.

Increased Costs:  Any fees, expenses or increased costs charged to a Series 2005-2 Noteholder on account the adoption of any applicable law, rule or regulation (including any applicable law, rule, or regulation regarding capital adequacy) or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority.

Initial Commitment:  With respect to any Series 2005-2 Noteholder, the amount set forth as such on such Series 2005-2 Noteholder’s respective signature page to the Series 2005-2 Note Purchase Agreement.

Insured Amount:  This term shall have the meaning set forth in the Policy.

Interest Accrual Period:  With respect to a Payment Date, the period beginning with, and including, the first day of the immediately preceding calendar month and ending on and including the last of such calendar month; except that the initial Interest Accrual Period shall be the period beginning with and including the Closing Date and ending on and including October 31, 2005.

Interest Payments:  With respect to the Series 2005-2 Notes on any Payment Date, the sum of all Series 2005-2 Note Interest Payments due on all Series 2005-2 Notes on such Payment Date.

Legal Final Maturity Date:  With respect to the Series 2005-2 Notes, the 20th anniversary of the Commitment Termination Date.

LIBOR Rate:  With respect to any Series 2005-2 Advance on any day during an Interest Accrual Period, an interest rate per annum equal to:

(1)                                  the posted rate for 30-day deposits in United States Dollars appearing on Telerate page 3750 as of 11:00 a.m. (London time) at such time and on such day; or

(2)                                  if no such rate appears on Telerate page 3750 at such time and on such day, then the LIBOR Rate shall be determined by Wachovia Bank, National Association, at its principal office in Charlotte, North Carolina as its rate (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) at which 30-day deposits in Dollars are being, have been, or would be offered or quoted by Wachovia Bank, National Association, to major banks in the applicable interbank market for Eurodollar’ deposits at or about 11:00 a.m. (Charlotte, North Carolina time) on such day.

Liquidity Agent:  Wachovia Capital Markets, LLC, a limited liability company organized under the laws of the State of Delaware, and its successors and permitted assigns.

Liquidity Agreement:  The Liquidity Agreement, dated as of October 28, 2005 as may be amended, restated or otherwise modified from time to time, among VFCC, the Liquidity Providers named therein and the Liquidity Agent.

Liquidity Bank:  Each Person named as a liquidity bank under the Series 2005-2 Note Purchase Agreement, and its permitted successors and assigns; initially Wachovia Bank, National Association.

Liquidity Provider:  The financial institutions which are parties to the Liquidity Agreement dated as of October 28, 2005, and defined as “Investors” therein.

Minimum Targeted Principal Balance:  For the Series 2005-2 Notes for any Payment Date, one of the following amounts:

(a)                                  for each Payment Date occurring on or prior to the Commitment Termination Date for the Series 2005-2 Notes, the Aggregate Series 2005-2 Note Principal Balance on such Payment Date; or

(b)                                 for each Payment Date occurring subsequent to the Commitment Termination Date for the Series 2005-2 Notes, an amount equal to the product of (x) the Aggregate Series 2005-2 Note Principal Balance at the close of business on the Commitment Termination Date, and (y) the percentage set forth opposite such Payment Date on Exhibit B to this Supplement under the column entitled “Percentage Minimum Targeted Principal Balance”.

Note:  This term shall mean a Series 2005-2 Note.

Notice:  This term shall have the meaning set forth in the Policy.

Overdue Rate:  For any date of determination with respect to the Series 2005-2 Notes, an interest rate per annum equal to the sum of (i) the Base Rate then in effect, plus (ii) two percent (2%) per annum.

Other Taxes:  Has the meaning set forth in Section 206(b) of this Supplement.

Policy:  With respect to the Series 2005-2 Notes, the financial guaranty insurance policy number AB0935BE issued by the Series Enhancer.

Preference Amount:  This term shall have the meaning set forth in the Policy.

Prime Rate:  With respect to any unpaid Series 2005-2 Advance on any day during an Interest Accrual Period, the interest rate per annum announced by Wachovia Bank, National Association, from time to time as its “prime rate” or “base rate” in the United States, such rate to change as and when such designated rate changes. The prime rate is not intended to be the lowest rate of interest charged by Wachovia Bank, National Association in connection with extensions of credit to debtors.

Scheduled Targeted Principal Balance:  For each Payment Date for the Series 2005-2 Notes, one of the following:

(A)                              for each Payment Date occurring on or prior to the Commitment Termination Date for the Series 2005-2 Notes, the Aggregate Series 2005-2 Note Principal Balance on such Payment Date; or

(B)                                for each Payment Date subsequent to the Commitment Termination Date for the Series 2005-2 Notes, an amount equal to the product of (x) the Aggregate Series 2005-2 Note Principal Balance at the close of business on the Commitment Termination Date for Series 2005-2, and (y) the

percentage set forth opposite such Payment Date on Exhibit C to this Supplement under the column entitled “Percentage Scheduled Targeted Principal Balance”.

Scheduled Termination Date:  October 20, 2006 or, if extended in the sole discretion of VFCC, such later date as may agreed in accordance with the terms of Section 2.1(c) of the Series 2005-2 Note Purchase Agreement.

Series 2002-1 Notes:  The notes issued pursuant to the terms of the Series 2002-1 Supplement, dated as of December 31, 2002, between BRL Universal Compression Funding I 2002, L.P. and Wells Fargo Bank, National Association (as successor-by-merger to Wells Fargo Bank Minnesota, National Association), as indenture trustee.

Series 2005-1 Note Purchase Agreement:  The Note Purchase Agreement, dated as of October 21, 2005, among the Issuer, the Manager and Wachovia Capital Markets, LLC.

Series 2005-2:  The Series of Notes the terms of which are specified in this Supplement.

Series 2005-2 Advance:  Each advance of funds made by a Series 2005-2 Noteholder pursuant to the terms of this Supplement and the Series 2005-2 Note Purchase Agreement.

Series 2005-2 Availability:  As of any date of determination for any Series 2005-2 Noteholder prior to the Commitment Termination Date, the lesser of (A) the excess, if any of (x) the Existing Commitment of such Series 2005-2 Noteholder on such date of determination over (y) the then Series 2005-2 Note Principal Balance of such Series 2005-2 Note owned by such Series 2005-2 Noteholder on such date of determination; and (B) the product of (i) the Series 2005-2 Percentage of such Series 2005-2 Noteholder, and (ii) the excess, if any, of (x) the Asset Base (calculated after giving effect to any Eligible Compressors to be acquired with the proceeds of such Series 2005-2 Advance) over (y) the Aggregate Note Principal Balance (calculated prior to giving effect to the requested Series 2005-2 Advance).  On or subsequent to the Commitment Termination Date, the Series 2005-2 Availability shall be zero.

Series 2005-2 Note:  Any one of the notes, substantially in the form of Exhibit A hereto, issued pursuant to the terms of Section 201 of this Supplement, and any and all replacements or substitutions of any such note.

Series 2005-2 Note Interest Payment:  For each Payment Date and each Series 2005-2 Note, an amount equal to the sum, for each day during the immediately preceding Interest Accrual Period, of an amount equal to the product of (i) the unpaid principal balance of such Series 2005-2 Note on such day, (ii) an interest rate per annum equal to the sum of (x) the Alternative Rate on such day and (y) the Applicable Debt Margin, and (iii) 1/360, in the case of the Adjusted Eurodollar Rate, or 1/365 or 1/366, as applicable, in the case of the Base Rate.

Series 2005-2 Note Principal Balance:  With respect to any Series 2005-2 Note as of any date of determination, an amount equal to the excess of (i) the sum of all Series 2005-2 Advances made on or subsequent to the Closing Date, over (ii) the cumulative amount of all payments of Minimum Principal Payment Amounts, Scheduled Principal Payment Amounts, allocated portions of Supplemental Principal Payment Amounts and any other principal payments actually paid with respect to such Series 2005-2  Note subsequent to the Closing Date.

Series 2005-2 Note Purchase Agreement:  The Note Purchase Agreement, dated as of October 21, 2005 among the Issuer, Wachovia Capital Markets, LLC and VFCC, with respect to the Series 2005-2 Notes.

Series 2005-2 Note Reimbursement Amount.  With respect to the Series 2005-2 Notes, the “Reimbursement Amount” as defined in the Policy.

Series 2005-2 Note Unused Commitment:  With respect to any Series 2005-2 Noteholder as of any date of determination:  (A) prior to the Commitment Termination Date the excess of (i) the Existing Commitment then in effect for such Series 2005-2 Noteholder, over (ii) the Series 2005-2 Note Principal Balance of the Series 2005-2 Note owned by such Series 2005-2 Noteholder as of such date (measured after giving effect to all Series 2005-2 Advances made and all principal payments to be received by such Series 2005-2 Noteholder on such date) and (B) on or subsequent to the Commitment Termination Date, zero.

Series 2005-2 Noteholder:  As of any date of determination, any Person in whose name a Series 2005-2 Note is registered in the Note Register.

Series 2005-2 Percentage:  With respect to any Series 2005-2 Noteholder as of any date of determination, a fraction (expressed as a percentage), the numerator of which is the Existing Commitment of such Series 2005-2 Noteholder and the denominator of which is equal to the Aggregate Existing Commitments of all Series 2005-2 Noteholders.

Series 2005-2 Series Account:  The account of that name established in accordance with Section 301 hereof.

Series Enhancer Default:  With respect to the Series 2005-2 Notes, the occurrence and continuance of any of the following events:

1.                                       the Series Enhancer shall have failed to pay an Insured Amount required under the Policy in accordance with its terms;

2.                                       the Series Enhancer shall have (i) filed a petition or commenced any case or Proceeding under any provision or chapter of the Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization, (ii) made a general assignment for the benefit of its creditors, or (iii) had an order for relief entered against it under the Bankruptcy Code or any other similar federal or state law relating to insolvency, bankruptcy, rehabilitation, liquidation or reorganization which is final and nonappealable; or

3.                                       a court of competent jurisdiction, the Wisconsin Department of Insurance or other competent regulatory authority shall have entered a final and nonappealable order, judgment or decree (i) appointing a custodian, trustee, agent or receiver for the Series Enhancer or for all or any material portion of its property or (ii) authorizing the taking of possession by a custodian, trustee, agent or receiver of the Series

Enhancer (or the taking of possession of all or any material portion of the property of the Series Enhancer).

Series Issuance Date.  For the Series 2005-2 Notes, October 28, 2005.

VFCC:  Variable Funding Capital Corporation, a Delaware corporation, and its successors and assigns.

(b)           Capitalized terms used herein and not otherwise defined shall have the meaning set forth in Appendix A to the Indenture, as such Appendix A may be amended, supplemented or otherwise modified from time to time in accordance with the provisions of the Indenture.  The rules of usage set forth in such Appendix A shall apply to this Supplement.

ARTICLE II

Creation of the Series 2005-2 Notes

Section 201.           Designation.  (a) There is hereby created a Series of Notes to be issued in one Class pursuant to the Indenture and this Supplement to be known as “UCO Compression 2005 LLC Floating Rate Secured Notes, Series 2005-2”. The Series 2005-2 Notes will be issued on October 28, 2005 in the initial maximum principal balance of Twenty-Five Million Dollars ($25,000,000) and will not have priority over any other Series, except to the extent set forth in the Indenture (including Section 302(f) thereof) or in the Supplement for such other Series.  The Series 2005-2 Notes are designated as  a Series of Warehouse Notes.

(b)           On the Closing Date, the Issuer shall sell the Series 2005-2 Notes to the Initial Purchaser pursuant to the Series 2005-2 Note Purchase Agreement and deliver such Series 2005-2 Notes in accordance herewith and therewith.  The Series 2005-2 Notes shall be issued as Definitive Notes, substantially in the form of Exhibit A hereto. The transfer restrictions set forth in Sections 205(g) and (h) of the Indenture shall not be applicable to any transfer of a Series 2005-2 Note (or an interest therein) (i) by VFCC to one or more Liquidity Banks in accordance with the provisions of the Liquidity Agreement, (ii) by any Series 2005-2 Noteholder to the Series Enhancer or (iii) at any time any Reimbursement Amounts are owing to the Series Enhancer, by the Series Enhancer to any subsequent Holder of such Series 2005-2 Note.

(c)           Payments of principal on the Series 2005-2 Notes shall be payable from funds on deposit in the Series 2005-2 Series Account, or otherwise, at the times and in the amounts set forth in Articles III and VII of the Indenture and Article III of this Supplement.

(d)           [Reserved].

(e)           Each of S & P and Moody’s have been designated as Rating Agencies for the Series 2005-2 Notes and notices to such Persons shall be delivered in the manner set forth in the Indenture to the following addresses:

Standard & Poor’s Ratings Group

55 Water Street, 39th Floor

New York, New York 10041

Telephone:  (212) 425-7025

Facsimile:  (212) 208-1393

Moody’s Investors Services

99 Church Street, 4th Floor

New York, New York 10007

Telephone:  (212) 553-0300

Facsimile:  (212) 533-0574

Attention:  Asset Backed Monitoring Group

(f)            The Policy, the Premium Letter and the Insurance Agreement shall constitute Enhancement Agreements with respect to Series 2005-2.

(g)           In the event that any term or provision contained herein shall conflict with or be inconsistent with any term or provision contained in the Indenture, the terms and provisions of this Supplement shall govern.

Section 202.           Authentication and Delivery.

(a)           On the Closing Date, Issuer shall sign the Series 2005-2 Notes, and shall direct the Indenture Trustee in writing pursuant to Section 201 of the Indenture to duly authenticate the Series 2005-2 Notes, and the Indenture Trustee, upon receiving such direction, (i) shall authenticate (by manual or facsimile signature), subject to compliance with the conditions precedent set forth in Article V hereof and the Series 2005-2 Note Purchase Agreement, the Series 2005-2 Notes in accordance with such written directions, and (ii) subject to compliance with the conditions precedent set forth in Article V hereof and the Series 2005-2 Note Purchase Agreement, shall deliver such Series 2005-2 Notes to the Noteholders in accordance with such written directions.

(b)           The Series 2005-2 Notes shall be executed by manual or facsimile signature by the Issuer and shall be substantially in the form of Exhibit A hereto.

(c)           The Series 2005-2 Notes shall be issued in minimum denominations of $100,000 and in integral multiples of $100,000 in excess thereof.

Section 203.           Interest Payments on the Series 2005-2 Notes.

(a)           Interest on Series 2005-2 Notes.  Interest shall be due and payable on each Series 2005-2 Note on each Payment Date in an amount equal to the Series 2005-2 Note Interest Payment for such Series 2005-2 Note on such Payment Date.  The Deal Agent shall, by not later than the fifth (5th) Business Day preceding each Payment Date, deliver to each of the Issuer, the Manager and the Series Enhancer a calculation of the Interest Payments payable on the Series 2005-2 Notes on such Payment Date.  Such Interest Payments shall be payable on each Payment Date from amounts on deposit in the Series 2005-2 Series Account in accordance with Section 302 of this Supplement and, to the extent necessary, from a draw on the Policy.  To the extent that the amount of interest which is due and payable on any Payment Date is not paid in full on such date, such shortfall shall be due and payable on the immediately succeeding Payment Date.

(b)           Interest on Overdue Amounts.  If the Issuer shall default in the payment of (i) the Series 2005-2 Note Principal Balance on the Legal Final Maturity Date, or (ii) the Series 2005-2 Note Interest Payment for any Series 2005-2 Note on any Payment Date, or (iii) any other amount due under this Supplement on the date when due, then, in each case, the Issuer shall, from time to time, pay interest on such unpaid amounts, to the extent permitted by Applicable Law, to, but not including, the date of actual payment (after as well as before judgment), at a rate per annum equal to the Overdue Rate, for the period during which such principal, interest or other amount shall be unpaid from the due date of such payment to the date of actual payment thereof.  Default Fees shall be distributed from the Series 2005-2 Series Account at the times and subject to the priorities set forth in Section 302 of this Supplement.

(c)           Maximum Interest Rate.  In no event shall the interest charged with respect to a Series 2005-2 Note exceed the maximum amount permitted by Applicable Law.  If at any time the interest rate charged with respect to a Series 2005-2 Note exceeds the maximum rate permitted by Applicable Law, the rate of interest to accrue pursuant to this Supplement and such Series 2005-2 Note shall be limited to the maximum rate permitted by Applicable Law, but any subsequent reductions in the Alternative Rate shall not reduce the interest to accrue on such Series 2005-2 Note below the maximum amount permitted by Applicable Law until the total amount of interest accrued on such Series 2005-2 Note equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate had at all times been in effect.  If the total amount of interest paid or accrued on the Series 2005-2 Note under the foregoing provisions is less than the total amount of interest that would have accrued if the interest rate had at all times been in effect, the Issuer agrees to pay to the Series 2005-2 Noteholders an amount equal to the difference between (a) the lesser of (i) the amount of interest that would have accrued if the maximum rate permitted by Applicable Law had at all times been in effect, or (ii) the amount of interest that would have accrued if the interest rate had at all times been in effect, and (b) the amount of interest accrued in accordance with the other provisions of this Supplement.

Section 204.           Principal Payments on the Series 2005-2 Notes.  (a) The unpaid principal balance of the Series 2005-2 Notes shall be payable on each Payment Date from amounts on deposit in the Series 2005-2 Series Account, or funds otherwise available for such purpose, in an amount equal to the Minimum Principal Payment Amount for such Payment Date, the Scheduled Principal Payment Amount for such Payment Date and that portion of the Supplemental Principal Payment Amount that has been allocated to the Series 2005-2 Notes in accordance with the terms of the Indenture.  The Series 2005-2 Note Principal Balance, together with all unpaid interest (including all Default Fees), fees (including all Commitment Fees), expenses, Breakage Costs and all other amounts payable by the Issuer to the Series 2005-2 Noteholders, each Interest Rate Hedge Provider, the Series Enhancer and the Indenture Trustee pursuant to the terms of the Indenture and this Supplement, shall be due and payable in full on the earlier to occur of (x) the date on which an Event of Default shall occur and the Series 2005-2 Notes have been accelerated in accordance with Section 802 of the Indenture and (y) the Legal Final Maturity Date.

(b)           The Issuer may, on any Payment Date and upon three (3) Business Days’ prior written notice to the Indenture Trustee and the Series 2005-2 Noteholders (which notice shall be irrevocable when given), voluntarily prepay the Series 2005-2 Note Principal Balance by making a wire transfer to the Series 2005-2 Series Account; provided, however, that the Issuer may not make such repayment from funds in the Transaction Accounts, except to the extent that funds in any such account would otherwise be distributable to the Series Account for application to the unpaid principal of the Series 2005-2 Notes or payable to the Issuer, in each case in accordance with the terms of Section 302 of the Indenture, or are otherwise expressly available to the Issuer for such Prepayment.  In connection with any Prepayment made in accordance with this Section 204(b), the Issuer shall pay an amount equal to the sum of (i) accrued interest in the principal balance being prepaid to the date of such Prepayment, (ii) any Breakage Costs assessed by the Deal Agent, on behalf of the Series 2005-2 Noteholders and the Liquidity Bank, and (iii) any fees and costs (including, without limitation, termination payments) assessed by the Interest Rate Hedge Provider and the Series Enhancer.

Section 205.           Amounts and Terms of Series 2005-2 Noteholder Commitments.

(a)           Commitments.  Subject to the terms and conditions of this Supplement and the Series 2005-2 Note Purchase Agreement, each Series 2005-2 Noteholder shall make its Initial Commitment available to the Issuer during the period commencing on (and including) the Closing Date and ending on (but excluding) the Commitment Termination Date.

(b)           Series 2005-2 Advances.  Prior to the Commitment Termination Date each Series 2005-2 Note shall be a revolving note with a maximum principal amount equal to the Existing Commitment then in effect for the related Series 2005-2 Noteholder.  The Deal Agent shall maintain a record of all Series 2005-2 Advances and repayments made on the Series 2005-2 Notes and absent manifest error such records shall be conclusive.  On any two (2) Business Days in any calendar month requested by the Issuer and so long as the Issuer shall have given three (3) Business Days’ prior written notice to the Indenture Trustee, the Deal Agent and the Series Enhancer, and shall have satisfied all applicable conditions precedent set forth in Article V hereof, each Series 2005-2 Noteholder shall, subject to the terms and conditions of the Series 2005-2 Note Purchase Agreement, deposit in the account designated by the Issuer by wire transfer of same day funds an amount in Dollars equal to its Series 2005-2 Percentage of the requested Series 2005-2 Advance; provided, however, that, each Series 2005-2 Advance by each Series 2005-2 Noteholder shall be for an amount (A) not less than the lesser of (x) its then unused Series 2005-2 Note Existing Commitment and (y) One Million Dollars ($1,000,000), and (B) not greater than the Series 2005-2 Availability of such Series 2005-2 Noteholder on such Business Day; provided, further, that in the event that any Series 2005-2 Noteholder fails to make a Series 2005-2 Advance in accordance with its Series 2005-2 Note Existing Commitment, then the other Series 2005-2 Noteholder(s) shall not be obligated to fund the Series 2005-2 Percentage of the defaulted Series 2005-2 Noteholder(s).

(c)           (1)  Each request for a Series 2005-2 Advance shall be submitted in writing to the Deal Agent and the Series Enhancer in the manner contemplated in the Indenture by not later than 1:00 p.m. (Charlotte, North Carolina time) on the third (3rd) Business Day prior to the date of the requested Series 2005-2 Advance and shall be irrevocable when given.

(2)                                  Each request for a Series 2005-2 Advance shall constitute a reaffirmation by Issuer that (i) no Event of Default, Manager

Default, Trigger Event or Prospective Trigger Event has occurred and is continuing, (ii) the representations and warranties of the Issuer contained in the Related Documents are true, correct and complete in all material respects to the same extent as though made on and as of the date of the request, except to the extent such representations and warranties specifically relate to an earlier date, in which event they shall be true, correct and complete in all material respects as of such earlier date and (iii) that each of the conditions precedent to such Series 2005-2 Advance have been satisfied.

(3)                                  If (i) any Series 2005-2 Advance requested by the Issuer is not made or effectuated, for any reason whatsoever, related to a default or nonperformance by the Issuer, on the date specified thereof or (ii) any optional prepayment of the Series 2005-2 Notes is not made when specified in the notice delivered pursuant to Section 204 of this Supplement, the Issuer shall indemnify each Series 2005-2 Noteholder against any Breakage Costs.

(d)           On each Payment Date, the Issuer shall pay a commitment fee (the “Commitment Fee”) to each Series 2005-2 Noteholder, which shall be in an amount equal to the sum of the product for each day during the immediately preceding Collection Period of (x) one fifth of one percent (.20%) per annum, (y) a fraction (expressed as percentage) the numerator of which is one and the denominator of which is equal to 360 and (z) the Series 2005-2 Note Unused Commitment of such Series 2005-2 Noteholder on such date.  Such Commitment Fee shall be payable from amounts then on deposit in the Series 2005-2 Series Account, or amounts otherwise available for such purpose, in accordance with Section 302 hereof.

(e)           All payments of principal and interest on the Series 2005-2 Notes shall be paid to the Series 2005-2 Noteholders reflected in the Note Register as of the related Record Date by wire transfer of immediately available funds for receipt prior to 11:00 a.m. (New York City time) on the related Payment Date.  Any payments received by a Series 2005-2 Noteholder after 11:00 a.m. (New York City time) on any day shall be considered to have been received on the next succeeding Business Day.

(f)            All payments received by the Deal Agent from the Issuer by wire transfer of immediately available funds prior to 11:00 a.m. (New York City time) on the related Payment Date shall be disbursed by the Deal Agent to the Series 2005-2 Noteholders or the Liquidity Bank (as applicable) by no later than 3:00 p.m. on such Business Day.  Any payments received by the Deal Agent after 11:00 a.m. (New York City time) on any day shall be paid to the Series 2005-2 Noteholders or Liquidity Bank (as applicable) by 11:00 a.m. on the next Business Day.

(g)           The Aggregate Series 2005-2 Note Principal Balance of the Series 2005-2 Notes shall be required to be prepaid at the time and in the amounts set forth in Section 702(b) of the Indenture.  The Minimum Principal Payment Amounts and Scheduled Principal Payment Amounts shall be adjusted at the times and subject to the conditions set forth in Sections 702(d) and (e) of the Indenture.  In addition, Holders of the Series 2005-2 Notes are entitled to receive, at the times and subject to the conditions set forth in the Indenture, an allocable portion (as determined in accordance with Section 302(g) of the Indenture) of any Supplemental Principal Payment Amount.

Section 206.           Taxes.

(a)           In addition to payments of principal and interest on the Series 2005-2 Notes when due, the Issuer shall pay any and all Taxes, and all liabilities with respect thereto, excluding, in the case of each Series 2005-2 Noteholder and any Person to whom a Series 2005-2 Noteholder has sold an interest in the Series 2005-2 Note, the Deal Agent and any Liquidity Bank (such Series 2005-2 Noteholder and any such Person being an “Indemnified Party”), such Taxes as are imposed on or measured by each Indemnified Party’s net income by the jurisdiction under the laws of which such Indemnified Party, as the case may be, is organized or maintains an office or any political subdivision thereof.

(b)           In addition, the Issuer shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Supplement or any other documents related to the issuance of the Series 2005-2 Notes except for any such taxes due upon the transfer by a Series 2005-2 Noteholder of its Series 2005-2 Notes to any Person other than the Series Enhancer (hereinafter referred to as “Other Taxes”).

(c)           If any Taxes or Other Taxes are directly asserted or imposed against any Indemnified Party, the Issuer shall indemnify and hold harmless such Indemnified Party for the full amount of the Taxes or Other Taxes (including any Taxes or Other Taxes asserted or imposed by any jurisdiction on amounts payable under this Section 206) paid by the Indemnified Party and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted or imposed.  If the Issuer fails to pay any Taxes or Other Taxes when due to the appropriate taxing authority or fails to remit to the Indemnified Party the required receipts or other required documentary evidence, the Issuer shall indemnify the Indemnified Party for any incremental Taxes or Other Taxes, interest or penalties that may become payable by the Indemnified Party as a result of any such failure.  Payment under this indemnification shall be made by Issuer immediately upon written demand therefor by any Indemnified Party; provided that such payment shall be made in accordance with the priorities for distributions set forth in Section 302 of this Supplement.  Indemnified Party shall give prompt notice to Issuer of any assertion of Taxes or Other Taxes so that Issuer may, at its option, contest such assertion.

(d)           Within thirty (30) days after the date of any payment by the Issuer of Taxes or Other Taxes, the Issuer shall furnish to each of the Series 2005-2 Noteholders the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Series 2005-2 Noteholders.

(e)           Taxes and Other Taxes shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization,

arrangement, insolvency or liquidation proceedings involving the Issuer in the event such amounts are not paid in accordance with Section 302 of this Supplement.

(f)            On or before the date it acquires a Series 2005-2 Note (and, so long as it may properly do so, periodically thereafter, as requested by Issuer, to keep forms up to date), each Series 2005-2 Noteholder that is organized under the laws of a jurisdiction outside the United States of America hereby is deemed to have agreed by its acceptance of its Series 2005-2 Note to deliver to the Indenture Trustee any certificates, documents or other evidence that shall be required by the Code (or any regulations issued pursuant thereto) to establish that, assuming the Series 2005-2 Notes are properly characterized as indebtedness, it is exempt from existing United States Federal withholding requirements, including two (2) original copies of Internal Revenue Service Form W-8BEN or Form W-8ECI or any applicable successor form, properly completed and duly executed by the Series 2005-2 Noteholder certifying that it is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes (or at a reduced rate).  If any Series 2005-2 Noteholder does not comply with the requirements of this Section 206(f), then the amounts payable to such Series 2005-2 Noteholder pursuant to this Section 206 shall be limited to reflect such withholding. Any payment made by any Person to any Series 2005-2 Noteholder of Series 2005-2 Note Interest Payment, Scheduled Principal Payment Amount or Commitment Fees shall be considered as having been paid by the Issuer to the Series 2005-2 Noteholder for all purposes of this Supplement.

Section 207.           Increased Costs; Capital Adequacy; Illegality.

(a)           If either (i) the introduction of or any change (including, without limitation, any change by way of imposition or increase of reserve requirements) in or in the interpretation of any law or regulation or (ii) the compliance by an Affected Party with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), shall (A) subject an Affected Party to any Tax (except for Taxes on the overall net income of such Affected Party), duty or other charge with respect to any Series 2005-2 Note, or any right to make Series 2005-2 Advance hereunder, or on any payment made hereunder, (B) impose, modify or deem applicable any reserve requirement (including, without limitation, any reserve requirement imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve requirement, if any, included in the determination of the Adjusted Eurodollar Rate), special deposit or similar requirement against assets of, deposits with or for the amount of, or credit extended by, any Affected Party or (C) impose any other condition affecting a Series 2005-2 Note or any Series 2005-2 Noteholder’s rights hereunder, the result of which is to increase the cost to any Affected Party or to reduce the amount of any sum received or receivable by an Affected Party under this Supplement, then within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Issuer shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost incurred or such reduction suffered.

(b)           If either (i) the introduction of or any change in or in the interpretation of any law, guideline, rule, regulation, directive or request or (ii) compliance by any Affected Party with any law, guideline, rule, regulation, directive or request from any central bank or other

Governmental Authority (whether or not having the force of law), including, without limitation, compliance by an Affected Party with any request or directive regarding capital adequacy, has or would have the effect of reducing the rate of return on the capital of any Affected Party as a consequence of its obligations hereunder or under the other Related Documents or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy) by an amount deemed by such Affected Party to be material, then from time to time, within ten (10) days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis for such demand), the Issuer shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such reduction.

(c)           If as a result of any event or circumstance similar to those described in clauses (a) or (b) of this Section, any Affected Party is required to compensate a bank or other financial institution providing liquidity support, credit enhancement or other similar support to such Affected Party in connection with this Agreement or the funding or maintenance of Series 2005-2 Advances hereunder, then within ten (10) days after demand by such Affected Party, the Issuer shall pay to such Affected Party such additional amount or amounts as may be necessary to reimburse such Affected Party for any amounts payable or paid by it.

(d)           In determining any amount provided for in this section, the Affected Party may use any reasonable averaging and attribution methods.  Any Affected Party making a claim under this section shall submit to the Issuer and the Manager a written description as to such additional or increased cost or reduction and the calculation thereof, which written description shall be conclusive absent demonstrable error.

(e)           If a Liquidity Bank shall notify the Deal Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of “Eurodollar Disruption Event” has occurred, the Deal Agent shall in turn so notify the Issuer, whereupon all Series 2005-2 Advances in respect of which Series 2005-2 Note Interest Payment accrues at the Adjusted Eurodollar Rate shall immediately be converted into a Series 2005-2 Advance in respect of which interest accrues at the Base Rate.

(f)            Any amounts payable by the Issuer pursuant to this Section 207 are contingent upon the availability of funds to make such payment in accordance with the provisions of Section 302 hereof and, to the extent such funds are not available, shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings involving the Issuer in the event that such amounts are not paid in accordance with Section 302 of this Supplement.

ARTICLE III

Series 2005-2 Series Account and
Allocation and Application of Amounts Therein

Section 301.           Series 2005-2 Series Account.  The Issuer shall establish on the Closing Date and maintain, so long as any Series 2005-2 Note is Outstanding, an Eligible Account at Wells Fargo Bank, National Association which shall be designated as  the Series 2005-2 Series Account, which account shall be held in the name of the Indenture Trustee for the benefit of the Series 2005-2 Noteholders and the Series Enhancer pursuant to the Indenture and this Supplement.  All deposits of funds into the Series 2005-2 Series Account by the Issuer or any other Person shall be accumulated in, and withdrawn from, the Series 2005-2 Series Account in accordance with the provisions of the Indenture and this Supplement.  Any funds on deposit in the 2005-2 Series Account shall be invested in the same manner as the funds deposited and held in the Trust Account.

Section 302.           Distributions from Series 2005-2 Series Account.

(a)           On each Payment Date and on each other date on which any payment is to be made with respect to the Series 2005-2 Notes in accordance with Section 203 or 204 hereof, the Indenture Trustee shall distribute funds then on deposit in the Series 2005-2 Series Account in accordance with the priorities set forth below:

(I)            If an Event of Default shall not have occurred and be continuing (as determined in accordance with the provisions of Section 818 of the Indenture):

(1)           To the Series Enhancer, all Premiums then due and payable to the Series Enhancer, to the extent allocable to the Series 2005-2 Notes (without duplication of amounts distributed to the Series Enhancer pursuant to clause (7) of Section 302(d) of the Indenture);

(2)           To Deal Agent, on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2005-2 Note Principal Balances) of the Interest Payments (exclusive of Default Fees) payable with respect to the Series 2005-2 Notes for such Payment Date and any prior Payment Date;

(3)           To the Series Enhancer, any Series 2005-2 Note Reimbursement Amounts then owing in respect of all Series 2005-2 Note Interest Payments on such Payment Date and any prior Payment Dates (without duplication of amounts distributed to the Series Enhancer pursuant to clause (9) of Section 302(d) of the Indenture);

(4)           To the Deal Agent, on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, the Commitment Fee payable to each such Holder on such Payment Date;

(5)           To the Series Enhancer, any remaining Series 2005-2 Note Reimbursement Amounts then owing to the Series Enhancer (without duplication of amounts distributed to the Series Enhancer pursuant to clause (14) of Section 302(d) of the Indenture);

(6)           To the Deal Agent, on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2005-2 Note Principal Balances) of the Minimum Principal Payment Amount then due and payable with respect to the Series 2005-2 Notes on such Payment Date and any prior Payment Date;

(7)           To the Deal Agent, on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2005-2 Note Principal Balances) of the Scheduled Principal Payment Amount then due and payable with respect to the Series 2005-2 Notes on such Payment Date;

(8)           To the Deal Agent on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2005-2 Note Principal Balances) of that portion of the Supplemental Principal Payment Amount then due and payable with respect to the Series 2005-2 Notes on such Payment Date, until the Aggregate Series 2005-2 Note Principal Balance has been reduced to zero;

(9)           To the Deal Agent on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative amounts owing to each such Holder) of indemnities and other amounts (including Default Fees) then due and payable by the Issuer to the Series 2005-2 Noteholders pursuant to the Related Documents;

(10)         To the Deal Agent on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, an amount equal to any remaining unpaid interest then due and payable to such Series 2005-2 Noteholders; and

(11)         To the Issuer, any remaining amounts then on deposit in the Series 2005-2 Series Account.

(II)           If an Event of Default shall have occurred and be continuing (as determined in accordance with the provisions of Section 818 of the Indenture):

(1)           To the Series Enhancer, all Premiums then due and payable to the Series Enhancer, to the extent allocable to the Series 2005-2 Notes (without duplication of amounts distributed to the Series Enhancer pursuant to clause (7) of Section 302(e) of the Indenture);

(2)           To Deal Agent on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2005-2 Note Principal Balances) of the Interest Payments (exclusive of Default Fees) payable with respect to the Series 2005-2 Notes for such Payment Date and any prior Payment Date;

(3)           To the Series Enhancer, any Series 2005-2 Note Reimbursement Amounts then owing in respect of the Series 2005-2 Note Interest Payments on such Payment Date and any prior Payment Date (without duplication of amounts distributed to the Series Enhancer pursuant to clause (9) of Section 302(e) of the Indenture);

(4)           To the Deal Agent, on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, the Commitment Fee payable to each such Holder on such Payment Date;

(5)           To the Deal Agent on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative Series 2005-2 Note Principal Balances) of the Available Distribution Amount allocable to the Series 2005-2 Notes by the Indenture Trustee to the Series 2005-2 Series Account pursuant to clause (14)(A) of Section 302(e) of the Indenture, until the Aggregate Series 2005-2 Note Principal Balance has been reduced to zero;

(6)           To the Series Enhancer, any remaining Series 2005-2 Note Reimbursement Amounts then owing to the Series Enhancer (without duplication of amounts distributed to the Series Enhancer pursuant to clause (14)(B) of Section 302(e) of the Indenture);

(7)           To the Deal Agent on behalf of each Holder of a Series 2005-2 Note on the immediately preceding Record Date, an amount equal to each such Holder’s pro rata portion (based on the relative amounts owing to each such Holder) of indemnities and other amounts (including Default Fees) then due and payable by the Issuer to the Series 2005-2 Noteholders pursuant to the Related Documents; and

(8)           To the Issuer, any remaining amounts then on deposit in the Series 2005-2 Series Account.

Any amounts payable to a Noteholder or Series Enhancer pursuant to this Section 302 shall be made by wire transfer of immediately available funds to the account that such Noteholder or Series Enhancer has designated to the Indenture Trustee in writing on or prior to the Business Day immediately preceding the Payment Date.  Any amounts payable by the Issuer hereunder are contingent upon the availability of funds to make such payment in accordance with the provisions of this Section 302 hereof and, to the extent such funds are not available, shall not constitute a “Claim” (as defined in Section 101(5) of the Bankruptcy Code) against the Issuer in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding involving the Issuer in the event that such amounts are not paid in accordance with Section 302 of this Supplement.

Section 303.           Funds Received from the Reserve Account and the Letter(s) of Credit.  Any funds actually received by the Indenture Trustee, for the benefit of the Series 2005-2 Noteholders, from the Reserve Account or from the Letter of Credit (including from the Letter of Credit Collateral Account) pursuant to the provisions of Section 313 and/or Section 314 of the Indenture shall be used solely to make Interest Payments.

ARTICLE IV

Additional Covenants

In addition to the covenants set forth in Article VI of the Indenture, the Issuer hereby makes the following additional covenants for the benefit of the Series 2005-2 Noteholders:

Section 401.           Use of Proceeds.  The proceeds from the issuance of the Series 2005-2 Notes shall be used to (i) acquire additional Eligible Compressors, (ii) repay in full the unpaid principal balance of, and accrued interest on the Series 2002-1 Notes, and (iii) for general corporate purposes.

ARTICLE V

Conditions of Effectiveness and Future Lending

Section 501.           Effectiveness of Supplement.  The effectiveness of this Supplement is subject to the condition precedent that the Indenture Trustee, the Series Enhancer and each Series 2005-2 Noteholder shall have received all of the following, each duly executed and dated as of the Closing Date, in form and substance satisfactory to the Series Enhancer and each of the Series 2005-2 Noteholders and each (except for the Series 2005-2 Notes, of which only the originals shall be signed) in sufficient number of signed counterparts to provide one for the Series Enhancer and each Series 2005-2 Noteholder:

(a)           Series 2005-2 Notes.  Separate Series 2005-2 Notes executed by the Issuer in favor of each Series 2005-2 Noteholder in the aggregate stated principal amount of the Series 2005-2 Note Existing Commitment of such Series 2005-2 Noteholders.

(b)           Certificate(s) of Secretary or Assistant Secretary.  Separate certificates executed by the corporate secretary or assistant secretary of the Issuer and each Universal Affiliate that is party to any Related Document, each dated the Closing Date, certifying (i) that the respective company has the authority to execute and deliver, and perform its respective obligations under each of the Related Documents to which it is a party, and (ii) that attached are true, correct and complete copies of the organic documents, authorizations and incumbency certificates of such Person in form and substance satisfactory to the Series 2005-2 Noteholders and the Series Enhancer, as to such matters as they shall require.

(c)           Security Documents. The Indenture and this Supplement, in form and substance satisfactory to the Series 2005-2 Noteholders, the Series Enhancer, and the Indenture Trustee, shall have been executed and delivered by Issuer, and all other parties thereto, together with all Uniform Commercial Code financing statements, the Control Agreement(s) and other documents reasonably requested by Series 2005-2 Noteholders, the Series Enhancer or the Indenture Trustee.

(d)           Opinions of Counsel.  Opinions of Counsel to the Issuer, Old Lessor and the Contributor in form and substance satisfactory to the Series 2005-2 Noteholders and the Series Enhancer as to the matters described below:

(1)           True sale by each of the Contributor, the Old Lessee and the Old Lessor to the Issuer;

(2)           Nonconsolidation of the Issuer with any of UCMC, the Contributor, and the Old Lessee;

(3)           All corporate and securities matters with respect to each of the Issuer, UCMC, the Contributor and the Old Lessee;

(4)           Security interest in the Owner Compressors and other Collateral is created in favor of the Indenture Trustee for the benefit of the Noteholders and the Series Enhancer pursuant to the Indenture; and

(5)           The Notes shall be treated as indebtedness under the Indenture for United States federal income tax purposes and the Issuer will not be treated as an association taxable as a corporation for United States federal income tax purposes.

(e)           Related Documents.  Each of the Related Documents shall have been duly executed and delivered and all of the conditions precedent therein have either been satisfied or waived by each Series 2005-2 Noteholder and the Series Enhancer.

(f)            Insurance.  Each of the Indenture Trustee and the Series Enhancer shall have received certificates evidencing insurance coverage satisfying the requirements of Section 5.7 of the Management Agreement.

(g)           Up Front Fee.  The Issuer shall have paid, or made arrangements for payment satisfactory to the Deal Agent for, the fees (if any) due to the Deal Agent and VFCC on the Closing Date.

(h)           Ratings.  S & P shall have rated the Series 2005-2 Notes “BBB” or higher and Moody’s shall have rated the Series 2005-2 Notes “Baa3” or higher, in each case determined without regard to the Policy.

(i)            Credit and Collection Policy.  The Issuer shall have delivered to the Series Enhancer two (2) copies of Universal’s Credit and Collection Policy in form and substance satisfactory to the Series Enhancer.

(j)            Appraisals.  The Issuer shall have delivered to the Deal Agent and the Series Enhancer three (3) Appraisals (one (1) of which will be valued as of December 31, 2004 and two (2) of which will be valued as of June 30, 2005) with respect to each Owner Compressor included in the determination of the Asset Base on the Closing Date.

(k)           Repayment of Series 2002-1 Notes.  The Issuer shall have made arrangements satisfaction to each of the Deal Agent and the Series Enhancer to repay in full the Series 2002-1 Notes on the Closing Date.

(l)            Issuer Certificate.  An officer’s certificate certifying that all of the conditions set forth in clauses (a) through (k) above have been satisfied.

Section 502.           Advances on Series 2005-2 Notes.  The obligation of each of the Series 2005-2 Noteholders to make a Series 2005-2 Advance pursuant to its commitment under this Supplement and the Series 2005-2 Note Purchase Agreement is subject to the following further conditions precedent being fulfilled with respect to each such Series 2005-2 Advance (including any such Series 2005-2 Advance on the Closing Date (if any)):

(a)           Default.  Before and after giving effect to such Series 2005-2 Advance, no Event of Default or Manager Default shall have occurred and be continuing (without regard to any waiver of such condition by the Requisite Global Majority) unless such Series 2005-2 Advance has been approved by each of (i) the Series Enhancer and (ii) each Series 2005-2 Noteholder.

(b)           No Trigger Event, Prospective Trigger Event or Asset Base Deficiency.  Before and after giving effect to such Series 2005-2 Advance, no Trigger Event, Prospective Trigger Event or Asset Base Deficiency shall have occurred and be continuing unless such Series 2005-2 Advance has been approved by each of (i) the Series Enhancer (without regard to any waiver of such condition by the Requisite Global Majority) and (ii) each Series 2005-2 Noteholder.

(c)           Certification.  Issuer shall have delivered to the Deal Agent and the Series Enhancer a compliance certificate, signed by a Responsible Officer of Issuer stating that (i) each of the conditions precedent set forth in this Section 502 and in the Series 2005-2 Note Purchase Agreement have been satisfied with respect to such  Series 2005-2 Advance and (ii) each of the representations and warranties of the Issuer contained in each Related Document is true and correct in all material respects as of the date of such Series 2005-2 Advance (or, in the case of the initial Series 2005-2 Advance, that each of such representations and warranties is true and correct in all respects as of the date of such initial Series 2005-2 Advance).

(d)           Asset Base Certificate.  Issuer shall have delivered to the Deal Agent and the Series Enhancer a duly completed and executed Asset Base Certificate, determined after giving effect to any Eligible Compressors and Eligible Contracts to be acquired with the proceeds of such Series 2005-2 Advance, which demonstrates that, after giving effect to such Series 2005-2 Advance, no Asset Base Deficiency would exist after giving effect to such Series 2005-2 Advance.  Solely with respect to the Asset Base Certificate to be delivered on the Closing Date (if any), the Net Revenue amount used in this calculation will be based upon pro forma billings of the Issuer.

(e)           Commitment Termination Date.  The Commitment Termination Date shall not have occurred or, if such Commitment Termination Date shall have occurred, the Control Party and each Series 2005-2 Noteholder shall have waived the event or condition that has caused the occurrence of the Commitment Termination Date.

(f)            Issuer Certificate.  An officer’s certificate certifying that all of the conditions set forth in paragraphs (a) through (e) of this Section 502 have been satisfied.

ARTICLE VI

The Policy

Section 601.           The Policy.  (a) On each Determination Date, the Indenture Trustee shall determine, with respect to the immediately following Payment Date, based solely on the information contained in the Manager Report, whether there exists a Deficiency Amount.

(b)           If there exists a Deficiency Amount which is an Insured Amount with respect to a Payment Date, the Indenture Trustee shall complete a Notice in the form of Exhibit A to the Policy and submit such claim for such Insured Amount to the Series Enhancer in accordance with the terms of the Policy.  Any payment made by the Series Enhancer under the Policy shall be applied solely to the payment of principal of or  interest (other than Default Fees) on the Series 2005-2 Notes.

(c)           The Indenture Trustee shall (i) receive Insured Amounts as attorney-in-fact of each of the Series 2005-2 Noteholders and (ii) disburse such Insured Payments directly to the Series 2005-2 Noteholders.  The Issuer hereby agrees for the benefit of the Series Enhancer (and each Series 2005-2 Noteholder, by acceptance of its Series 2005-2 Notes, will be deemed to have agreed) that, without limiting any other rights of the Series Enhancer, to the extent the Series Enhancer pays, or causes payment of, Insured Amounts, either directly or indirectly (as by paying through distribution to the Indenture Trustee), to the Series 2005-2 Noteholders, the Series Enhancer will be entitled to (x) reimbursement of such amounts from amounts on deposit in the Trust Account in accordance with the distribution provisions of Section 302 of the Indenture and Section 302 hereof and (y) assignment of certain rights and interests of the Series

2005-2 Noteholders as well as equitable and legal rights of subrogation as described in the Insurance Agreement and Policy.

(d)           The Series 2005-2 Notes will be insured by the Policy pursuant to the terms set forth in the Policy, notwithstanding any provisions to the contrary contained in this Supplement.

(e)           If a Corporate Trust Officer of the Indenture Trustee at any time has actual knowledge that a Deficiency Amount will exist on the applicable Payment Date, the Indenture Trustee shall promptly notify the Series Enhancer, and each Interest Rate Hedge Provider of the amount of such deficiency.

(f)            Anything herein to the contrary notwithstanding, any payment with respect to the principal of or interest on the Series 2005-2 Notes which is made with moneys received pursuant to the terms of the Policy shall not be considered payment by the Issuer with respect to the Series 2005-2 Notes, shall not discharge the Issuer in respect of its obligation to make such payment, and shall not result in the payment of, or the provision for the payment of, the principal of or interest on, the Series 2005-2 Notes for purposes of the Indenture.  Each Series 2005-2 Noteholder by its acceptance of a Series 2005-2 Note agrees, and the Issuer and the Indenture Trustee acknowledge, that, without the need for any further action on the part of the Series Enhancer, the Issuer, the Indenture Trustee or the Note Registrar, (i) to the extent the Series Enhancer makes payments, directly or indirectly, on account of principal of, or interest on, the Series 2005-2 Notes to the Series 2005-2 Noteholders, the Series Enhancer will be fully subrogated to the rights of such Series 2005-2 Noteholders to receive such principal and interest from the Issuer, and (ii) the Series Enhancer shall be paid such principal and interest in its capacity as a Holder of the Series 2005-2 Notes, but only from the sources and in the manner and priority provided herein for the payment of such principal and interest.  To evidence the Series Enhancer’s subrogation to the rights of the Series 2005-2 Noteholders, the Note Register shall note the Series Enhancer’s rights as subrogee upon the register of the Series 2005-2 Noteholders upon receipt from the Series Enhancer of proof of payment by the Series Enhancer of any Insured Amount.  Nothing in this Section shall expose the Issuer or the Collateral to double recovery for any such amounts.

(g)           Each of the Issuer and the Indenture Trustee hereby grants to the Series Enhancer, as long as no Series Enhancer Default exists, the right of prior approval of amendments, waivers or supplements to the Related Documents available to Series 2005-2 Noteholders hereunder and thereunder and of the exercise of any option, vote, right, power or the like available to the Series 2005-2 Noteholders hereunder and thereunder.

(h)           The Indenture Trustee shall keep a complete and accurate record of the amount and allocation of Insured Amounts and the Series Enhancer shall have the right to inspect such records at reasonable times upon three (3) Business Day’s prior written notice to the Indenture Trustee.

(i)            In the event that a Preference Amount is payable under the Policy, the Indenture Trustee shall so notify the Series Enhancer, shall comply with the provisions of the Policy to obtain payment by the Series Enhancer of such Preference Amount, and shall, at the time it provides notice to the Series Enhancer, notify the Series 2005-2 Noteholders by mail that, in the event that any Series 2005-2 Noteholder’s payment is so recovered, such Series 2005-2 Noteholder will be entitled to payment thereof pursuant to the terms of the Policy.  The Indenture Trustee shall furnish to the Series Enhancer, at its written request, the requested records it holds in its possession evidencing the payments of principal of and interest on the Series 2005-2 Notes, if any, which have been made by the Indenture Trustee and subsequently recovered from Series 2005-2 Noteholders, and the dates on which such payments were made.

Without limiting any rights of the Series Enhancer under the Policy or any other Related Document, and without modifying or otherwise affecting any terms or conditions of the  Policy, each Series 2005-2 Noteholder, by its acceptance of a Series 2005-2 Note, and the Indenture Trustee hereby agree that the Series Enhancer (so long as no Series Enhancer Default exists) may at any time during the continuation of any Proceeding relating to a Preference Amount direct all matters relating to such Preference Amount, including, without limitation, (i) the direction of any appeal of any order relating to any Preference Amount and (ii) the posting of any surety, supersedeas or performance bond pending any such appeal.  In addition, and without limitation of the foregoing, the Series Enhancer shall be subrogated to the rights of the Indenture Trustee and each such Series 2005-2 Noteholder in the conduct of any Proceeding with respect to any such Preference Amount, including, without limitation, all rights of any party to an adversary proceeding action with respect to any order issued in connection with any such Preference Amount.  Insured Amounts paid by the Series Enhancer to the Indenture Trustee shall be received by the Indenture Trustee, as agent to the Series 2005-2 Noteholders, and deposited into the Series Account for distribution in accordance with Section 302 hereof.  Each Series 2005-2 Noteholder by its acceptance of a Series 2005-2 Note, and the Indenture Trustee, as agent to the Series 2005-2 Noteholders, hereby acknowledges and affirms that the rights of the Series 2005-2 Noteholders to any moneys paid or payable in respect of the Series 2005-2 Notes shall be fully subrogated to the Series Enhancer to the extent of any payment made by the Series Enhancer pursuant to the terms of the Policy, and any interest due thereon.

(j)            By acceptance of a Series 2005-2 Note, each Series 2005-2 Noteholder agrees to be bound by the terms of the Policy, including, without limitation, the method and timing of payment, the Series Enhancer’s right of subrogation and the other rights of the Series Enhancer set forth therein.

(k)           Notwithstanding the foregoing, in the event that any or all of the outstanding principal amounts of the Series 2005-2 Notes become or are declared to be due and payable prior to the Legal Final Maturity Date, the Series Enhancer shall have no obligation under the Policy to pay such amounts prior to the Legal Final Maturity Date, unless the Series Enhancer shall elect to make such accelerated payments in accordance with and subject to the terms of the Policy.

(l)            The Indenture Trustee shall be entitled to enforce on behalf of the Series 2005-2 Noteholders the obligations of the Series Enhancer under the Policy.  Notwithstanding any other provision of the Indenture or any other Related  Document, the Series 2005-2 Noteholders are not entitled to make any claims under the Policy or institute proceedings directly against the Series Enhancer.

(m)          Nothing in this Section 601 or in any other Section hereof shall or is intended to modify any of the terms, provisions or conditions of the Policy.

ARTICLE VII

Miscellaneous Provisions

Section 701.           Ratification of Indenture.  As supplemented by this Supplement, the Indenture is in all respects ratified and confirmed and the Indenture, as so supplemented by this Supplement, shall be read, taken and construed as one and the same instrument.

Section 702.           Counterparts.  This Supplement may be executed in two or more counterparts, and by different parties on separate counterparts, each of which shall be an original, but all of which shall constitute one and the same instrument.

Section 703.           Governing Law.  THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAWS BUT OTHERWISE WITHOUT REFERENCE TO ITS CONFLICTS OF LAW PROVISIONS, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

Section 704.           Amendments and Modifications.  The terms of this Supplement may be waived, modified or amended in a written instrument signed by each of the Issuer and the Indenture Trustee and, except with respect to the matters set forth in (and subject to the terms of) Section 1001 of the Indenture, only with the prior written consent of (i) the Control Party for the Series 2005-2 Notes, and (ii) solely in the case of the matters set forth in the last proviso to Section 1002(a) of the Indenture, the prior written consent of the Holders of all Series 2005-2 Notes affected by such waiver, modification or amendment; provided, however, that neither the definition of “Control Party” nor the definition of “Series Enhancer Default” may be amended or otherwise modified without the consent of the Series Enhancer; provided, further, that each Rating Agency shall receive notice not less than five (5) Business Days prior the effectiveness of any such proposed amendment, modification or waiver.

Section 705.           Consent to Jurisdiction.  ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST THE ISSUER ARISING OUT OF OR RELATING TO THIS SUPPLEMENT, OR ANY TRANSACTION CONTEMPLATED HEREBY, MAY BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, STATE OF NEW YORK AND THE ISSUER HEREBY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND, SOLELY FOR THE PURPOSES OF ENFORCING THIS SUPPLEMENT AND THE OTHER RELATED DOCUMENTS, THE ISSUER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING.  THE ISSUER HEREBY IRREVOCABLY APPOINTS AND DESIGNATES CT CORPORATION, HAVING AN ADDRESS AT 111 EIGHTH AVENUE, NEW YORK, NY 10011, ITS TRUE AND LAWFUL ATTORNEY-IN-FACT AND DULY AUTHORIZED AGENT FOR THE LIMITED PURPOSE OF

ACCEPTING SERVICING OF LEGAL PROCESS AND THE ISSUER AGREES THAT SERVICE OF PROCESS UPON SUCH PARTY SHALL CONSTITUTE PERSONAL SERVICE OF SUCH PROCESS ON SUCH PERSON.  THE ISSUER SHALL MAINTAIN THE DESIGNATION AND APPOINTMENT OF SUCH AUTHORIZED AGENT UNTIL ALL AMOUNTS PAYABLE UNDER THIS SUPPLEMENT AND THE OTHER RELATED DOCUMENTS SHALL HAVE BEEN PAID BY ISSUER IN FULL.  IF SUCH AGENT SHALL CEASE TO SO ACT, THE ISSUER SHALL IMMEDIATELY DESIGNATE AND APPOINT ANOTHER SUCH AGENT SATISFACTORY TO THE INDENTURE TRUSTEE AND SHALL PROMPTLY DELIVER TO THE INDENTURE TRUSTEE EVIDENCE IN WRITING OF SUCH OTHER AGENT’S ACCEPTANCE OF SUCH APPOINTMENT.

Section 706.           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, AS AGAINST THE OTHER PARTIES HERETO, ANY RIGHTS IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY CIVIL ACTION OR PROCEEDING (WHETHER ARISING IN CONTRACT OR TORT OR OTHERWISE), INCLUDING ANY COUNTERCLAIM, DOCUMENT, INCLUDING IN RESPECT OF THE NEGOTIATION, ADMINISTRATION OR ENFORCEMENT HEREOF OR THEREOF.

Section 707.           No Petition.  The Indenture Trustee, on its own behalf, hereby covenants and agrees, and each Noteholder by its acquisition of a Series 2005-2 Note shall be deemed to covenant and agree, that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any Insolvency Law or any other federal or state bankruptcy or similar law, at any time other than on a date which is at least one year and one day after the last date on which any Series 2005-2 Note is Outstanding.  The provisions of this Section 707 shall survive the repayment of the Notes and any termination of this Supplement.

Section 708.           Third Party Beneficiary.  The Series Enhancer is a third party beneficiary of this Supplement and shall be entitled to rely on all representations, warranties, covenants and agreements contained herein, and in the Indenture to the extent related hereto, as if made directly to it and as if it were a party hereto and shall have full power and authority to enforce the obligations of the parties hereunder.

[Signature page follows.]

IN WITNESS WHEREOF, the Issuer and the Indenture Trustee have caused this Supplement to be duly executed and delivered by their respective officers all as of the day and year first above written.

UCO COMPRESSION 2005 LLC

By:	/s/ J. Michael Anderson
Name:J. Michael Anderson
Title: Senior Vice President and Chief
Financial Officer

WELLS FARGO BANK,
NATIONAL ASSOCIATION,not in its individual capacity, but solely as Indenture Trustee

By:	/s/ Marianna C. Stershic
Name: Marianna C. Stershic
Title: Vice President

EXHIBIT A

FORM OF SERIES 2005-2 NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION.  THIS NOTE MAY NOT BE OFFERED FOR SALE, TRANSFER OR ASSIGNMENT UNLESS (1) SO REGISTERED OR THE TRANSACTION RELATING THERETO SHALL BE EXEMPT WITHIN THE MEANING OF SUCH ACT AND THE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION ADOPTED THEREUNDER AND (2) SUCH TRANSACTION COMPLIES WITH THE PROVISIONS SET FORTH IN SECTION 205 OF THE INDENTURE.  BECAUSE OF THE PROVISIONS FOR THE PAYMENT OF PRINCIPAL CONTAINED HEREIN, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE MAY BE LESS THAN THE AMOUNT SHOWN ON THE FACE HEREOF.  ANYONE PURCHASING THIS NOTE MAY ASCERTAIN THE OUTSTANDING PRINCIPAL AMOUNT HEREOF BY INQUIRY TO THE DEAL AGENT.

EACH PURCHASER OF A SERIES 2005-2 NOTE SHALL BE DEEMED TO REPRESENT AND WARRANT TO THE INITIAL PURCHASER, THE ISSUER, THE INDENTURE TRUSTEE AND THE MANAGER THAT EITHER (1) IT IS NOT ACQUIRING THE SERIES 2005-2 NOTE WITH THE ASSETS OF AN “EMPLOYEE BENEFIT PLAN” AS DEFINED IN SECTION 3(3) OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR A “PLAN” WITHIN THE MEANING OF SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986; OR (2) THE ACQUISITION AND HOLDING OF THE SERIES 2005-2 NOTE WILL NOT GIVE RISE TO A NONEXEMPT PROHIBITED TRANSACTION UNDER SECTION 406(a) OF ERISA OR SECTION 4975 OF THE CODE.

UCO COMPRESSION 2005 LLC
SERIES 2005-2 SECURED NOTE

$25,000,000	No. 1
[October ], 2005

KNOW ALL PERSONS BY THESE PRESENTS that UCO COMPRESSION 2005 LLC, a Delaware limited liability company (the “Issuer”), for value received, hereby promises to pay to Wachovia Capital Markets, LLC, as agent for Variable Funding Capital Corporation and the related purchasers, or their registered assigns, at the principal corporate trust office of the Indenture Trustee named below, (i) the principal sum of Twenty-Five Million Dollars ($25,000,000) or, if less, the Series 2005-2 Note Principal Balance of this Series 2005-2 Note, which amount shall be payable on the dates and in the amounts set forth in the Indenture, dated as of October 28, 2005 (as amended, restated or otherwise modified from time to time, the “Indenture”) and the Series 2005-2 Supplement, dated as of October 28, 2005 (as amended, restated or otherwise modified from time to time, the “Series 2005-2 Supplement”), each between the Issuer and Wells Fargo Bank, National Association as indenture trustee (the “Indenture Trustee”), (ii) interest on the outstanding principal amount of this Series 2005-2 Note on the dates and in the amounts set forth in the Indenture and the Series 2005-2 Supplement and

1

(iii) the other amounts required to be paid pursuant to the Indenture and the Series 2005-2 Supplement.  A record of each Series 2005-2 Advance, Prepayment and repayment shall be made by the Deal Agent and absent manifest error such record shall be conclusive.  Capitalized terms not otherwise defined herein will have the meaning set forth in Appendix A to the Indenture or the Series 2005-2 Supplement.

Payment of the principal of and interest on this Series 2005-2 Note shall be made in lawful money of the United States of America which at the time of payment is legal tender for payment of public and private debts.  The principal balance of and interest on this Series 2005-2 Note is payable at the times and in the amounts set forth in the Indenture and the Series 2005-2 Supplement by wire transfer of immediately available funds to the account designated by the Holder of record on the immediately preceding Record Date.

This Series 2005-2 Note is one of the authorized notes identified in the title hereto and issued in the aggregate principal amount of Twenty-Five Million Dollars ($25,000,000.00) (or, if less, the Series 2005-2 Note Principal Balance of this Series 2005-2 Note) pursuant to the Indenture and the Series 2005-2 Supplement.

The Series 2005-2 Notes shall be an obligation of the Issuer and shall be secured by the Collateral, all as defined in, and subject to the limitations set forth in, the Indenture and the Series 2005-2 Supplement.

This Series 2005-2 Note is transferable as provided in the Indenture and the Series 2005-2 Supplement, subject to certain limitations therein contained, only upon the books for registration and transfer kept by the Indenture Trustee, and only upon surrender of this Series 2005-2 Note for transfer to the Indenture Trustee duly endorsed by, or accompanied by a written instrument of transfer in form reasonably satisfactory to the Indenture Trustee duly executed by the registered Holder hereof or his attorney duly authorized in writing.  The Indenture Trustee or the Issuer may require payment by the Holder of a sum sufficient to cover any tax expense or other governmental charge payable in connection with any transfer or exchange of the Series 2005-2 Notes.

This Series 2005-2 Note may not be resold, pledged or transferred to a Competitor of the Issuer, Universal Compression, Inc. or any Universal Affiliate except in limited circumstances as set forth in Section 205(i) of the Indenture.

The Issuer, the Indenture Trustee and any other agent of the Issuer may treat the person in whose name this Series 2005-2 Note is registered as the absolute owner hereof for all purposes, and neither the Issuer, the Indenture Trustee, nor any other such agent shall be affected by notice to the contrary.

This Series 2005-2 Note is subject to prepayment at the times and subject to the conditions set forth in the Indenture and the Series 2005-2 Supplement.

If an Event of Default shall occur and be continuing, the principal of and accrued interest on this Series 2005-2 Note may be declared to be due and payable in the manner and with the effect provided in the Indenture and the Series 2005-2 Supplement.

2

The Indenture permits, with certain exceptions as therein provided, the issuance of supplemental indentures.  Supplements and amendments to the Indenture and the Series 2005-2 Supplement may be made only to the extent and in circumstances permitted by the Indenture and the Series 2005-2 Supplement.

The Holder of this Series 2005-2 Note shall have no right to enforce the provisions of the Indenture and the Series 2005-2 Supplement or to institute action to enforce the covenants, or to take any action with respect to a default under the Indenture and the Series 2005-2 Supplement, or to institute, appear in or defend any suit or other proceedings with respect thereto, except as provided under certain circumstances described in the Indenture and the Series 2005-2 Supplement; provided, however, that nothing contained in the Indenture or the Series 2005-2 Supplement shall affect or impair any right of enforcement conferred on the Holder hereof to enforce any payment of the principal of and interest on this Series 2005-2 Note on or after the due date thereof; provided further, however, that by acceptance hereof the Holder is deemed to have covenanted and agreed that it will not institute against the Issuer any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any applicable bankruptcy or similar law, at any time other than at such time as permitted by Section 1211 of the Indenture and Section 707 of the Series 2005-2 Supplement.

Each Holder of a Series 2005-2 Note shall be deemed to represent and warrant to the Initial Purchaser, the Issuer, the Indenture Trustee and the Manager that either (1) it is not acquiring a Series 2005-2 Note with the assets of an “Employee Benefit Plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, or a “Plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986; or (2) the acquisition and holding of a Series 2005-2 Note will not give rise to a nonexempt prohibited transaction under Section 406(a) of ERISA or Section 4975 of the Code.

Each purchaser of a Series 2005-2 Note agrees that such Series 2005-2 Note may not be resold, pledged or transferred to a Competitor of the Issuer, Universal Compression, Inc. or any Universal Affiliate except in certain limited circumstances as set forth in Section 205(i) of the Indenture.

This Series 2005-2 Note, and the rights and obligations of the parties hereunder, shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York without giving effect to its conflicts of law principles.

All terms and provisions of the Indenture and the Series 2005-2 Supplement are herein incorporated by reference as if set forth herein in their entirety.

IT IS HEREBY CERTIFIED, RECITED AND DECLARED, that all acts, conditions and things required to exist, happen and be performed precedent to the execution and delivery of the Indenture and the Series 2005-2 Supplement and the issuance of this Series 2005-2 Note and the issue of which it is a part, do exist, have happened and have been timely performed in regular form and manner as required by law.

Unless the certificate of authentication hereon has been executed by the Indenture Trustee by manual signature of one of its authorized officers, this Series 2005-2 Note shall not be

3

entitled to any benefit under the Indenture and the Series 2005-2 Supplement, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, UCO Compression 2005 LLC has caused this Series 2005-2 Note to be duly executed by its duly authorized representative, on this 28th day of October, 2005.

UCO COMPRESSION 2005 LLC

By:
Name: J. Michael Anderson
Title: Senior Vice President and Chief Financial Officer

This Note is one of the Series 2005-2 Notes described in the within-mentioned Indenture and the Series 2005-2 Supplement.

WELLS FARGO BANK,
NATIONAL ASSOCIATION, not in its individual capacity, but solely as Indenture Trustee

By:
Name:
Title:

4

EXHIBIT B

Schedule of Percentage Minimum Targeted Principal Balances by Payment Date

Period (Month)	Minimum Targeted Principal Balance as % of Initial Balance
1	99.6%
2	99.2%
3	98.8%
4	98.3%
5	97.9%
6	97.5%
7	97.1%
8	96.7%
9	96.3%
10	95.8%
11	95.4%
12	95.0%
13	94.6%
14	94.2%
15	93.8%
16	93.3%
17	92.9%
18	92.5%
19	92.1%
20	91.7%
21	91.3%
22	90.8%
23	90.4%
24	90.0%
25	89.6%
26	89.2%
27	88.8%
28	88.3%
29	87.9%
30	87.5%
31	87.1%
32	86.7%
33	86.3%
34	85.8%
35	85.4%
36	85.0%
37	84.6%
38	84.2%
39	83.8%
40	83.3%
41	82.9%
42	82.5%
43	82.1%
44	81.7%
45	81.3%
46	80.8%
47	80.4%
48	80.0%
49	79.6%
50	79.2%
51	78.8%
52	78.3%
53	77.9%
54	77.5%
55	77.1%
56	76.7%
57	76.3%
58	75.8%
59	75.4%
60	75.0%
61	74.6%
62	74.2%
63	73.8%
64	73.3%
65	72.9%
66	72.5%
67	72.1%
68	71.7%
69	71.3%
70	70.8%
71	70.4%
72	70.0%
73	69.6%
74	69.2%
75	68.8%
76	68.3%
77	67.9%
78	67.5%
79	67.1%
80	66.7%
81	66.3%
82	65.8%
83	65.4%
84	65.0%

Period (Month)	Minimum Targeted Principal Balance as % of Initial Balance
85	64.6%
86	64.2%
87	63.8%
88	63.3%
89	62.9%
90	62.5%
91	62.1%
92	61.7%
93	61.3%
94	60.8%
95	60.4%
96	60.0%
97	59.6%
98	59.2%
99	58.8%
100	58.3%
101	57.9%
102	57.5%
103	57.1%
104	56.7%
105	56.3%
106	55.8%
107	55.4%
108	55.0%
109	54.6%
110	54.2%
111	53.8%
112	53.3%
113	52.9%
114	52.5%
115	52.1%
116	51.7%
117	51.3%
118	50.8%
119	50.4%
120	50.0%
121	49.6%
122	49.2%
123	48.8%
124	48.3%
125	47.9%
126	47.5%
127	47.1%
128	46.7%
129	46.3%
130	45.8%
131	45.4%
132	45.0%
133	44.6%
134	44.2%
135	43.8%
136	43.3%
137	42.9%
138	42.5%
139	42.1%
140	41.7%
141	41.3%
142	40.8%
143	40.4%
144	40.0%
145	39.6%
146	39.2%
147	38.8%
148	38.3%
149	37.9%
150	37.5%
151	37.1%
152	36.7%
153	36.3%
154	35.8%
155	35.4%
156	35.0%
157	34.6%
158	34.2%
159	33.8%
160	33.3%
161	32.9%
162	32.5%
163	32.1%
164	31.7%
165	31.3%
166	30.8%
167	30.4%
168	30.0%
169	29.6%
170	29.2%
171	28.8%
172	28.3%
173	27.9%
174	27.5%
175	27.1%
176	26.7%
177	26.3%
178	25.8%

Period (Month)	Minimum Targeted Principal Balance as % of Initial Balance
179	25.4%
180	25.0%
181	24.6%
182	24.2%
183	23.8%
184	23.3%
185	22.9%
186	22.5%
187	22.1%
188	21.7%
189	21.3%
190	20.8%
191	20.4%
192	20.0%
193	19.6%
194	19.2%
195	18.8%
196	18.3%
197	17.9%
198	17.5%
199	17.1%
200	16.7%
201	16.3%
202	15.8%
203	15.4%
204	15.0%
205	14.6%
206	14.2%
207	13.8%
208	13.3%
209	12.9%
210	12.5%
211	12.1%
212	11.7%
213	11.3%
214	10.8%
215	10.4%
216	10.0%
217	9.6%
218	9.2%
219	8.8%
220	8.3%
221	7.9%
222	7.5%
223	7.1%
224	6.7%
225	6.3%
226	5.8%
227	5.4%
228	5.0%
229	4.6%
230	4.2%
231	3.8%
232	3.3%
233	2.9%
234	2.5%
235	2.1%
236	1.7%
237	1.3%
238	0.8%
239	0.4%
240	0.0%

EXHIBIT C

Schedule of Percentage Scheduled Targeted Principal Balance by Payment Date

Period (Month)	Scheduled Targeted Principal Balance as% of Initial Balance
1	99.2%
2	98.3%
3	97.5%
4	96.7%
5	95.8%
6	95.0%
7	94.2%
8	93.3%
9	92.5%
10	91.7%
11	90.8%
12	90.0%
13	89.2%
14	88.3%
15	87.5%
16	86.7%
17	85.8%
18	85.0%
19	84.2%
20	83.3%
21	82.5%
22	81.7%
23	80.8%
24	80.0%
25	79.2%
26	78.3%
27	77.5%
28	76.7%
29	75.8%
30	75.0%
31	74.2%
32	73.3%
33	72.5%
34	71.7%
35	70.8%
36	70.0%
37	69.2%
38	68.3%
39	67.5%
40	66.7%
41	65.8%
42	65.0%
43	64.2%
44	63.3%
45	62.5%
46	61.7%
47	60.8%
48	60.0%
49	59.2%
50	58.3%
51	57.5%
52	56.7%
53	55.8%
54	55.0%
55	54.2%
56	53.3%
57	52.5%
58	51.7%
59	50.8%
60	50.0%
61	49.2%
62	48.3%
63	47.5%
64	46.7%
65	45.8%
66	45.0%
67	44.2%
68	43.3%
69	42.5%
70	41.7%
71	40.8%
72	40.0%
73	39.2%
74	38.3%
75	37.5%
76	36.7%
77	35.8%
78	35.0%
79	34.2%
80	33.3%
81	32.5%
82	31.7%

Period (Month)	Scheduled Targeted Principal Balance as% of Initial Balance
83	30.8%
84	30.0%
85	29.2%
86	28.3%
87	27.5%
88	26.7%
89	25.8%
90	25.0%
91	24.2%
92	23.3%
93	22.5%
94	21.7%
95	20.8%
96	20.0%
97	19.2%
98	18.3%
99	17.5%
100	16.7%
101	15.8%
102	15.0%
103	14.2%
104	13.3%
105	12.5%
106	11.7%
107	10.8%
108	10.0%
109	9.2%
110	8.3%
111	7.5%
112	6.7%
113	5.8%
114	5.0%
115	4.2%
116	3.3%
117	2.5%
118	1.7%
119	0.8%
120	0.0%
121	0.0%
122	0.0%
123	0.0%
124	0.0%
125	0.0%
126	0.0%
127	0.0%
128	0.0%
129	0.0%
130	0.0%
131	0.0%
132	0.0%
133	0.0%
134	0.0%
135	0.0%
136	0.0%
137	0.0%
138	0.0%
139	0.0%
140	0.0%
141	0.0%
142	0.0%
143	0.0%
144	0.0%
145	0.0%
146	0.0%
147	0.0%
148	0.0%
149	0.0%
150	0.0%
151	0.0%
152	0.0%
153	0.0%
154	0.0%
155	0.0%
156	0.0%
157	0.0%
158	0.0%
159	0.0%
160	0.0%
161	0.0%
162	0.0%
163	0.0%
164	0.0%
165	0.0%
166	0.0%
167	0.0%
168	0.0%
169	0.0%
170	0.0%
171	0.0%
172	0.0%
173	0.0%
174	0.0%
175	0.0%
176	0.0%

Period (Month)	Scheduled Targeted Principal Balance as% of Initial Balance
177	0.0%
178	0.0%
179	0.0%
180	0.0%
181	0.0%
182	0.0%
183	0.0%
184	0.0%
185	0.0%
186	0.0%
187	0.0%
188	0.0%
189	0.0%
190	0.0%
191	0.0%
192	0.0%
193	0.0%
194	0.0%
195	0.0%
196	0.0%
197	0.0%
198	0.0%
199	0.0%
200	0.0%
201	0.0%
202	0.0%
203	0.0%
204	0.0%
205	0.0%
206	0.0%
207	0.0%
208	0.0%
209	0.0%
210	0.0%
211	0.0%
212	0.0%
213	0.0%
214	0.0%
215	0.0%
216	0.0%
217	0.0%
218	0.0%
219	0.0%
220	0.0%
221	0.0%
222	0.0%
223	0.0%
224	0.0%
225	0.0%
226	0.0%
227	0.0%
228	0.0%
229	0.0%
230	0.0%
231	0.0%
232	0.0%
233	0.0%
234	0.0%
235	0.0%
236	0.0%
237	0.0%
238	0.0%
239	0.0%
240	0.0%